ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into this 12th day of September 2018 (the “Agreement”), by and between ACB Holding AB, Reg. No. 559119-5762, a company duly incorporated and organized under the laws of Sweden (“ACB Holding” or “Seller”) and Marizyme, Inc., a Nevada corporation formerly known as GBS Enterprises Incorporated (“Marizyme” or “Buyer”) (collectively, the “Parties” and, individually, a “Party”).

WHEREAS, ACB Holding is the owner of certain valuable registered patent, patent applications and other intellectual property in connection with the Krillase enzyme listed in Exhibit A (herein after the “Intellectual Property” or the “IP”);

WHEREAS, ACB Holding believes that the Intellectual Property will be better commercialized if done within the United States’ pharmaceutical market, by a publicly held company, which also will provide better liquidity to its shareholders;

WHEREAS, Marizyme, as a publicly held company in the United States of America, is uniquely positioned to fulfill the interests of ACB Holding by acquiring the Intellectual Property in exchange for delivery of its shares;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Assets. Concurrently upon receipt of all the consideration set forth in Section 2 below, Seller will transfer all right, title and interest to and for all Intellectual Property to the Buyer.

2. Consideration. In consideration of the transfer, Buyer shall issue Seller an aggregate of 16.98 million (16,980,000) unregistered shares of common stock, par value $0.001 per share (the “Common Stock”) of Buyer (the “Shares”). The Shares shall be issued to the name of the list of shareholders listed in Exhibit B.

3. Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Accounts Payable. Buyer will pay off or otherwise eliminate all its debts and accounts payable such that at the time of Closing, to the best Knowledge of the Buyer current management, and after a reasonable inquiry, except as disclosed in Section 5(h) of this Agreement, it will not owe any money to anybody or any entity other than Magri Law, LLC for general consulting and legal services rendered in connection with transaction contemplated by this Agreement and any unpaid accounting services previously provided, and for the reimbursement of expenses, if any, all of which in the aggregate shall not exceed USD $7,000.

(b)License Agreement Termination. That certain Collaboration and License Agreement, dated February 1, 2017 (the “License Agreement”), between Arcimboldo of Kräftriket and Saratoga Equity, Inc. shall be terminated and of no further force and effect.

(c)Designee Agreement Termination. That certain Designee Agreement, dated December 20, 2017 (the “Designee Agreement”), between Saratoga Equity, Inc and Frank Maresca shall be terminated and of no further force and effect.

(d)Assignment Agreement Termination. That certain Assignment Agreement, dated January 2, 2018 (the “Assignment Agreement”), between Frank Maresca and Marizyme shall be terminated and of no further force and effect.

(e)FINRA Approval of Distribution. The Buyer shall have received the approval by the Financial Industry and Regulatory Authority (“FINRA”) of the Buyer’s intended distribution of 100% of the shares of common stock of X-Assets Enterprises, Inc., a Nevada corporation and wholly-owned subsidiary of the Buyer, to the stockholders of Buyer.

(f)Letters of Resignation. Nicholas P. DeVito, the Buyer’s sole officer and director, at the time of the execution of this Agreement, will submit his written letter of resignation from all positions with the Company, to be effective on September 13, 2018, in the form attached hereto as Exhibit C.

(g)Board Authorization of Issuance of Shares. The Board of Directors of the Buyer (the “Board”) shall have approved of the issuance of the Shares to the persons listed on Exhibit B.

(h)Board and Executive Appointment. The Board shall have appointed Juan Francisco Gutierrez as the sole member of the Board to be effective on September 13, 2018.

4. Representations and Warranties of Seller. Seller represents and warrants to the Buyer that:

(a)Seller is a corporation duly organized, validly existing and in good standing under the law of the state or jurisdiction of its incorporation;

(b)Seller has the full right, power, and authority to enter into this Agreement and to perform the obligations hereunder;

(c)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(d)the execution of this Agreement, when executed and delivered by Seller, shall constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

(e)the Seller is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof except as identified in Section 2 above. Seller acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable;

(f)no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement;

(g)all right, title and interest to all the documents, patent and patent applications on Exhibit A and all Intellectual Property are the subject of this Agreement;

(h)it has sole and exclusive control (by ownership, license or otherwise) of all the entire right, title, and interest identified in Exhibit A and all company proprietary IP;

(i)Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property registrations, applications, record, owner of all right, title and interest in and to the Intellectual Property listed on Exhibit A, free and clear of encumbrances, liens, security interests, rights of first refusal, negotiation or offer;

(j)neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Buyer's right to own or use any Intellectual Property listed on Exhibit A.

(k)all of the Intellectual Property listed on Exhibit A are valid and enforceable, and all Intellectual Property registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property and to preserve the confidentiality of all trade secrets included in the Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(l)other than for the patent applications listed under Section 4.B of Exhibit A, the Seller has not received a notice (written or otherwise) that any of, the rights to the Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. The Seller has not received a notice (written or otherwise) of a claim or otherwise has any Knowledge that the Intellectual Property rights violate or infringe upon the rights of any Person. Other than for the patent applications listed under Section 4.B of Exhibit A, all rights to the Intellectual Property are enforceable and there is no existing infringement by another Person of any of the Intellectual Property rights. The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(m)other than for the filings that have to be made with the proper patent registration authorities and the nominal fee that must be paid to process the transfer of the patent and the patent applications listed in Exhibit A, neither its transfer nor its performance of any of its obligations, under this Agreement does or to its Knowledge will at any time during the life of the Agreement:

i.conflict with or violate any applicable law;

ii.require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

iii.require the provision of any payment or other consideration to any third party.

(n)it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Intellectual Property, and is not or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Seller's representations, warranties, or obligations, or Buyer's rights hereunder;

(o)other than for the patent applications listed under Section 4.B of Exhibit A, to its Knowledge, no prior art or other information exists that would adversely affect the validity, enforceability, term, or scope of this Agreement or any Intellectual Property;

(p)there is no settled, pending, or to its Knowledge threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

(a)alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Intellectual Property; or

(b)challenging Seller's right to transfer any Intellectual Property, or alleging any adverse right, title, or interest with respect thereto; or

(c)alleging that the practice of any Intellectual Property or the making, using, offering to sell, sale, or importation of any product incorporating any Intellectual Property does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

5. Representations and Warranties of Buyer. Buyer represents, warrants and covenants as follows:

(a)it is duly organized, validly existing, and in good standing as a corporation in the State of Nevada;

(b)it has the full corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(d)when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

(e)the Shares have been duly authorized for issuance pursuant to this Agreement and when issued shall be free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions other than imposed by law and shall be deemed to fully paid and non-assessable shares of common stock of Buyer;

(f)to the best of Buyer’s Knowledge, there are no suits, actions, arbitrations, or legal, administrative, or other proceedings, or governmental investigations pending, or threatened, against or affecting it or its business, assets, financial condition, the Shares, its officers or directors;

(g)the consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease agreement, promissory note, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party, or by which Buyer is bound;

(h)the authorized capital stock of Buyer consists of 75,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Buyer currently has 1,101,074 shares of common stock and 1,000 shares of Series A Non-Convertible of Preferred Stock (the “Series A Preferred Stock”) outstanding, all of which are owned by Nicholas P. DeVito. Other than for a convertible note to the name of Terry Brostowin for USD $75,000.00, there are no warrants, options, or any other written or oral instrument by which any third party will claim an ownership in any Buyer stock or equity.

(i)Buyer is not a “shell company” as that term is defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will retain a business asset to ensure it is not a “shell company” throughout the Closing;

(j)Buyer covenants that it shall operate its GroupLive business, together with all related assets, until the Closing;

(k)there does not exist an entity or individual that has any rights of first refusal to purchase any common shares or preferred shares in Buyer; and

(l)no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

6. Closing. The following matters shall apply to the Closing of the transaction contemplated herein:

(a)Time and Place. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at Magri Law, LLC after all of the conditions to Closing are either waived or satisfied (other than conditions which, by their nature, are to be satisfied by the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is hereinafter referred as the “Closing Date.”)

(b)Buyer’s Obligations. At the Closing, Buyer shall deliver to Seller:

i.An executed copy of this Agreement;

ii.Duly executed certificates evidencing the Shares (whereupon the stock ledger and other internal records of the Buyer shall be changed to reflect the transfer of the Shares to the recipients thereof) in the names and denominations as set forth on Exhibit B attached hereto;

iii.The executed resignation of Nicholas P. DeVito as the sole officer and director of the Company, substantially in the form attached hereto as Exhibit C;

iv.a mutual release agreement executed by Mr. Frank J. Pena and Marizyme stating both that they have no claims against each other and with respect to Marizyme, as well against its officers, directors, employees, stockholders, contractors, representatives, or agents and waives any future known and unknown claims or actions that may exist in the future; and

v.an executed version by Mr. Nicholas P. DeVito of the mutual release agreement between Mr. Nicholas P. DeVito and Marizyme, effective September 13, 2018, stating both that they have no claims against each other and with respect to Marizyme, its officers, directors, employees, stockholders, contractors, representatives, or agents and waives any future known and unknown claims or actions that may exist in the future. Further, this agreement shall provide for the exchange by DeVito of his 1,000 shares of Series A Preferred Stock for 1,500,000 newly issued shares of Common Stock of Marizyme.

(c)Seller’s Obligations. At the Closing, Seller shall deliver to the Buyer:

i.an executed copy of this Agreement;

ii.duly executed Patent Assignment Agreements (at Seller’s Cost) for all applicable Intellectual Property listed on Exhibit A attached hereto;

iii.a copy of the duly executed Assignment Agreement between Arcimboldo and Arcimboldo Holding AB, dated May 18, 2018, granting all right, title and interest in the Intellectual Property to Seller; and

iv.evidence satisfactory to the Buyer that the License Agreement, Designee Agreement and Assignment Agreement have been terminated.

v.an executed version by Marizyme of the mutual release agreement between Mr. Nicholas P. DeVito, effective September 13, 2018, stating both that they have no claims against each other and with respect to Marizyme, its officers, directors, employees, stockholders, contractors, representatives, or agents and waives any future known and unknown claims or actions that may exist in the future. Further, this agreement shall provide for the exchange by DeVito of his 1,000 shares of Series A Preferred Stock for 1,500,000 newly issued shares of Common Stock of Marizyme.

7. Nature and Survival of Representations and Obligations. The representations and warranties made by the Parties and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing indefinitely.

8. Indemnification.

(a)Each and every representation, warranty, covenant, agreement and indemnity contained in this Agreement shall survive execution and delivery of this Agreement and the Closing; provided, that the representations and warranties contained in Sections 4 and 5 shall survive the Closing until 24 months after the date of Closing. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty or such Section as to which notice of a claim hereunder has been delivered to the other Party prior to the end of such survival period.

(b)After the Closing, the parties (as the “Indemnifying Party”) agree to save, defend and indemnify the other Party and each of their respective, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”) from and against, and hold each of them harmless from, any and all losses arising out of, based upon, resulting from or incident to: (i) any breach of or inaccuracy in any representation or warranty made by the Parties pursuant the set forth in this Agreement; or (ii) any breach of or failure to perform any obligation or covenant that should be performed pursuant to this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify hold harmless, or defend Indemnified Party against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party's:

i.Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

ii.bad faith failure to materially comply with any of its obligations set forth in this Agreement.

(d)The Parties agree that any and all damages that may be incurred by an Indemnified Party shall be claimed against the other Party directly by the diligent party or who has been willing to fulfill its contractual obligations.

9. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by either Party if the transactions contemplated by this Agreement are not consummated by September 30, 2018 (the “Drop-Dead Date”);

(c)by Buyer, by written notice to Seller if:

i.Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Seller by the Drop-Dead Date; or

ii.any of the conditions set forth in Section 3 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d)by Seller, by written notice to Buyer if:

i.Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop-Dead Date; or

ii.any of the conditions set forth in Section 3 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(e)by Seller or Buyer in the event that:

i.there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

ii.any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

11. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

12. General Provisions

(a)Knowledge Definition. As used herein, the word “Knowledge” means the actual or constructive Knowledge of any director or officer of Seller or Buyer, as the case may be, after due inquiry.

(b)Entire Agreement. This Agreement and all Exhibits hereto contain the entire understanding and agreement of the Parties with respect to matters addressed herein, and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. No modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties.

(c)Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable or excessively broad as to time, duration, scope, activity or subject, such provision will be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the then-applicable law. In the event of any question as to the interpretation of any provision herein, such question shall not be resolved by resort to any rule or maxim which resolves it against the drafting party. In the event any one or more provisions contained in this Agreement are held by a court or other tribunal to be invalid or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

(d)Governing Law. This Agreement and the rights and obligations of the Parties herein, shall be construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law or provision or rule.

(e)Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(f)Assignment. Neither party may assign its rights and obligations under this Agreement except with the prior written consent of the other. Any attempt to assign or delegate prior to the Closing without such consent shall be ineffective. After the closing, Buyer may assign its rights under this Agreement without the prior written consent of the Seller.

(g)Arbitration. The Parties agree that any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled and conducted by a three-person arbitrator panel administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be enforced in any court having jurisdiction thereof. The three-person arbitration panel shall be mutually selected by the Parties, or, in the event the Parties cannot agree upon such an arbitrator, then by the American Arbitration Association. Any decision so rendered in arbitration shall be binding and final on all Parties. The seat of arbitration shall be New York.

(h)Counterparts. This Agreement may be executed in several counterparts and all so executed, shall constitute one Agreement, binding on the Parties hereto even though, all the Parties are not signatories to the original or the same counterpart.

(i)Facsimile Transmission. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as transmission of an original. Parties will confirm signatures transmitted by facsimile by signing an original document.

(j)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, subject to the assignment provisions set forth above.

(k)Further Documentation. The Parties recognize that Buyer is a publicly traded company, and as such other documentation may be required to effectuate all the terms of this Agreement. Further, the Parties recognize that at Closing management of Buyer will concurrently change, requiring the filing of various documents with state and/or federal governments setting forth the change in management. The Parties agree to promptly execute any and all future documentation necessary to complete all of the promises and conveyances set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Place:

Date:

ACB HOLDING AB

By: /s/ Max Rutman

Name: Max Rutman

Title: Director

ACB HOLDING AB

By: /s/ Marcos Nicolaides

Name: Marcos Nicolaides

Title: Director

Place:

Date:

MARIZYME, INC.

By: /s/ Nicholas DeVito

Name: Nicholas DeVito

Title: Chief Executive Officer

EXHIBIT A

Intellectual Property

Other than for the patents listed in number 4. herein, which information in included in the patent applications filed with the respective patent authorities of the European Community and of the United States of America, as applicable, the following is a list of the documentation that conforms the Intellectual Property, which is kept in the name of ACB Holding AB in the offices leased to the University of Stockholm located in Kräftriket 11B, 114-19, Stockholm, Sweden. As a result of the sale of the Intellectual Property pursuant to this Asset Purchase Agreement, all such documentation and know-how will become the exclusive property of Marizyme Inc.

1

1.Archived Data Files

a.General Data Files: 6 big drawers with 12 shelves each, where each shelve holds app. 25 binders, app 1,800 binders (estimate) with data from Pharmacia (see Binder Location Map below that describes location of binders on in the 6 drawers)

b.Quintiles Files: multiple data files

•All Pre-Clinical Data

•Pharm Tox Data

•Phase I Human Safety Data

c.Pharmacia Clinical Trial Documents for Krillase Use as a Topical Wound Care Product

•13 Clinical Trials

•551 Patients

•Protocols & CRFs

•Physician Summaries

2.Regulatory Documents

a.TUV Medical Device Class III Design Dossier (topical wound care indication)

b.FDA Pre-IND for Stroke

c.Danish National Board of Health Certification: Manufacturing conforms to GMP. “Free Sale Certificate”

d.Biophausia: pre-approval request for topical wound care

e.Bertil Karlmark Memo: “Debrider” although amended Study 10 (1st Phase III study) with some healing related data/outcome assessment

f.FDA Meeting Memo (pre-approval request): Biophausia requested NDA meeting “Drug for Debridement” to proceed directly to NDA. FDA response: need IND and further clinical development

g.Internal Summary of FDA meeting. No hold due to positive CMC

h.Danish Medicines Agency: pK MFG conforms to GMP. “Free Sale Certificate”. Raw Material, not a medicine

3.Krillase Vials: Approximately 5,000 vials (listed below) of 60 Units of enzyme per vial that were within expected activity ranges. Approximately 2,000 vials of 60 Units of enzyme per vial that degraded and were outside expected activity ranges

Lot#	Boxes	Vials	CofA
105059	3	75	y
110044	16	400	y
110053	46	1150	y
111050	32	800	likely
112016	38	950	likely
201024	31	775	likely
202013	23	575	y
202055	37	925	y
TOTALS	226	5650

CofA’s for the above lots:

PKC
pK Chemicals A/S

CERTIFICATE OF ANALYSIS

Product: KRILL POWDER FOR TOPICAL SOL.

Code No.: 31-0530-00

Your Order No.:

Lot No.: 105059 (Krill purified extract 98801)

According to Spec. SP04-21

Analysis:

Test/Characteristic	Tolerance limits	Test method	Resultat
1. Appearance			
Colour	White to white-gray cake	Visual inspection	White cake
Melt back	To pass test	Am-032	Pass test
Reconstituted solution	Clear or weakly opalescent colourless to yellowish solution without undissolved material	Am-032	Clear colourless solution
2. Identification	To pass test	Am 027	Pass test
3. Tests			
Water	< 1.0% (w/w)	Am-035	0.4
Butanol	< 3.0% (w/w)	Am-030	0,7
Sterility	Steril	Ph. Eur	Pass test
4. Assays			
Enzyme activity			
Total proteolytic enzymes	54.0-66.0 Casein Units/ml 1)	Am 021	60.9 Units/vial

One Unit releases one µmole of tyrosine per minute at 35°C

Controle date: 2001-12-03

Quality Control/PKC

Supervisor
Birgit Mindegaard

PKC
pK Chemicals A/S

CERTIFICATE OF ANALYSIS

Product: KRILL POWDER FOR TOPICAL SOL.

Code No.: 31-0530-00

Your Order No.:

Lot No.: 110044 (Krill purified extract 99054)

According to Spec. SP04-01

Analysis:

Test/Characteristic	Tolerance limits	Test method	Resultat
1. Appearance			
Colour	White to white-gray cake	Visual inspection	White cake
Melt back	To pass test	Am-032	Pass test
Reconstituted solution	Clear or weakly opalescent colourless to yellowish solution without undissolved material	Am-032	Clear colourless solution
2. Identification	To pass test	Am 027	Pass test
3. Tests			
Water	< 1.0% (w/w)	Am-035	0.04
Butanol	< 3.0% (w/w)	Am-030	0.7
pH	6.8 - 8.0	Ph. Eur	7,3
Sterility	Steril	Ph. Eur	Pass test
4. Assays			
Enzyme activity			
Total proteolytic enzymes	54.0-66.0 Casein Units/vial 1)	Am 021	57,1 Units/vial

1) One Unit releases one µmole of tyrosine per minute at 35°C

Controle date: 2001-12-03

Quality Control/PKC

Supervisor
Birgit Mindegaard

PKC
pK Chemicals A/S

CERTIFICATE OF ANALYSIS

Product: KRILL POWDER FOR TOPICAL SOL.

Code No.: 31-0530-00

Your Order No.:

Lot No.: 110051 (Krill purified extract 99081)

According to Spec. SP04-01

Analysis:

Test/Characteristic	Tolerance limits	Test method	Resultat
1. Appearance			
Colour	White to white-gray cake	Visual inspection	White cake
Melt back	To pass test	Am-032	Pass test
Reconstituted solution	Clear or weakly opalescent colourless to yellowish solution without undissolved material	Am-032	Clear colourless solution
2. Identification	To pass test	Am 027	Pass test
3. Tests			
Water	< 1.0% (w/w)	Am-035	0,2
Butanol	< 3.0% (w/w)	Am-030	0,8
pH	6,8 - 8.0	Ph. Eur	7,4
Sterility	Steril	Ph. Eur	Pass test
4. Assays			
Enzyme activity			
Total proteolytic enzymes	54.0-66.0 Casein Units/vial 1)	Am 021	54,5 Units/vi

1) One Unit releases one µmole of tyrosine per minute at 35°C

Controle date: 2001-12-03

Quality Control/PKC

Supervisor
Birgit Mindegaard

PKC
pK Chemicals A/S

CERTIFICATE OF ANALYSIS

Product: KRILL POWDER FOR TOPICAL SOL.

Code No.: 31-0530-00

Your Order No.:

Lot No.: 202013

According to Spec. SP04-01

Analysis:

Test/Characteristic	Tolerance limits	Test method	Resultat
1. Appearance			
Colour	White to white-gray cake	Visual inspection	White cake
Melt back	To pass test	Am-032	Pass test
Reconstituted solution	Clear or weakly opalescent colourless to yellowish solution without undissolved material	Am-032	Clear colourless solution
2. Identification	To pass test	Am 027	Pass test
3. Tests			
Water	< 1.0% (w/w)	Am-035	< 1.0 %
Butanol	< 3.0% (w/w)	Am-030	0.8 %
pH	6.8 - 8.0	Ph. Eur	7,4
Sterility	Steril	Ph. Eur	Pass test
4. Assays			
Enzyme activity			
Total proteolytic enzymes	54.0-66.0 Casein Units/vial 1)	Am 021	61,6 Units/vial

1) One Unit releases one µmole of tyrosine per minute at 35°C

Controlle date: 2002-04-22

Quality Control/PKC

Supervisor
Birgit Mindegaard

[illegible]

4.Patents (Only Active, Under Review or Granted Patents)

4.A Registered Patent

Dental Plaque Granted Patent (US 7,947,270) – “Removing Dental Plaque with Krill Enzymes”

4.B Patent Applications

a.Thrombolytic Patent Application (US 62/691,319) – “Pharmaceutical Compositions and Methods for the Treatment of Thrombosis and Delivery by Medical Devices”

b.Thrombosis (EP 15003450.2) – “Set of Pharmaceutical Compositions and Device for the Treatment of Thrombosis”

c.Controlled Release (EP07865205.4/2144625) – “A Controlled Release Enzymatic Composition and Methods of Use”

d.Biofilm (EP 13712728.8/2833906) – “Mixture of Enzymes from Antarctic Krill for use in the Removal of a Biofilm”

5.Inhouse documentation in preparation for future filing of Patent Applications

a.Wound Healing Compositions using Protease Enzymes

b.Protease Enzyme Compositions for Debriding for Treatment of Wounds or Burns

c.Genetic Engineering of Protease Enzymes for Medical Applications

6.Office in Kraftriket Sweden:

a.Four Locked Freezer Units (-20 C)

b.Document Archive Storage System (6 drawer system with 12 shelves for each drawer)

c.Two large rooms for documents or sample storage

7.All, right, title, and interest to all trade secrets and Seller proprietary intellectual property.

8.marizymebiotech.com website address and domain name and all emails generated by or from this domain name.

EXHIBIT B

Distribution of Shares List

The Shares shall be issued in accordance to the table indicated below. The certificates representing the Shares to be issued shall reflect the name and the number of shares indicated below. Additionally, the stock ledger and other internal records of Marizyme shall reflect the same.

EXHIBIT C

Form of Letter of Resignation

LETTER OF RESIGNATION

September 13, 2018

Marizyme, Inc.

Attn: Board of Directors

Dear Board of Directors:

I hereby resign as from all positions with, including as a member of the board of directors and as the Chief Executive Officer of, Marizyme, Inc., a Nevada corporation (the “Company”), with effect as of the date hereof. My resignation is not due to any disagreement with the Board, management or the auditors of the Company.

Sincerely,

/s/ Nicholas DeVito

Print Name: Nicholas DeVito